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                                                                    EXHIBIT 4(K)




                              AMENDED AND RESTATED

                      LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                       AMERICAN GENERAL DELAWARE, L.L.C.




                          DATED AS OF MAY 24, 1995

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                               TABLE OF CONTENTS

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                                                     ARTICLE I

                                                   DEFINED TERMS

Section 1.1.  Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Section 1.2.  Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

                                                     ARTICLE II

                                    CONTINUATION AND TERM; ADMISSION OF MEMBERS

Section 2.1.  Continuation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
Section 2.2.  Name . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
Section 2.3.  Term . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
Section 2.4.  Registered Agent and Office  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
Section 2.5.  Principal Place of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
Section 2.6.  Qualification in Other Jurisdictions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
Section 2.7.  Admission of Members . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
Section 2.8.  Merger, Consolidation, etc. of the Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

                                                    ARTICLE III

                                         PURPOSE AND POWERS OF THE COMPANY

Section 3.1.  Purpose and Powers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

                                                     ARTICLE IV

                                CAPITAL CONTRIBUTIONS, ALLOCATIONS AND DISTRIBUTIONS

Section 4.1.  Form of Contribution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
Section 4.2.  Contributions by the Common Members  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
Section 4.3.  Contributions by the Preferred Members . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
Section 4.4.  Investment Of Capital Contributions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Section 4.5.  Capital Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Section 4.6.  General Allocations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Section 4.7.  Special Allocations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
Section 4.8.  Allocations For Income Tax Purposes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
Section 4.9.  Withholding  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
Section 4.10.  Allocation of Distributions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
Section 4.11.  Interests as Personal Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
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                                   ARTICLE V

                                    MEMBERS

Section 5.1.  Powers of Members  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
Section 5.2.  Partition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
Section 5.3.  Resignation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

                                                     ARTICLE VI

                                                     MANAGEMENT

Section 6.1.  Management of the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
Section 6.2.  Reliance by Third Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Section 6.3.  No Management by any Preferred Members or American General . . . . . . . . . . . . . . . . . . . . . . . .  17
Section 6.4.  Preferred Members May Appoint a Trustee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Section 6.5.  Business Transactions of the Managing Member with the Company  . . . . . . . . . . . . . . . . . . . . . .  18
Section 6.6.  Outside Businesses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

                                                    ARTICLE VII

                                     COMMON SECURITIES AND PREFERRED SECURITIES

Section 7.1.  Common Securities and Preferred Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
Section 7.2.  Persons Deemed Preferred Members . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

                                                    ARTICLE VIII

                                                VOTING AND MEETINGS

Section 8.1.  Voting Rights of Holders of Preferred Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
Section 8.2.  Voting Rights of Holders of Common Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
Section 8.3.  Meetings of the Members  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

                                                     ARTICLE IX

                                                     DIVIDENDS

Section 9.1.  Dividends  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
Section 9.2.  Limitations on Distributions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
Section 9.3.  Certain Restrictions on the Payment of Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
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                                   ARTICLE X

                               BOOKS AND RECORDS

Section 10.1.  Books and Records; Accounting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
Section 10.2.  Fiscal Year . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
Section 10.3.  Limitation on Access to Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

                                                     ARTICLE XI

                                                    TAX MATTERS

Section 11.1.  Company Tax Returns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
Section 11.2.  Tax Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
Section 11.3.  Taxation as Partnership . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

                                                    ARTICLE XII

                                                      EXPENSES

Section 12.1.  Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

                                                    ARTICLE XIII

                                                     LIABILITY

Section 13.1.  Liability of Common Members . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
Section 13.2.  Liability of Preferred Members  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

                                                    ARTICLE XIV

                                              ASSIGNMENT OF INTERESTS

Section 14.1.  Assignment of Interests . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
Section 14.2.  Right of Assignee to Become a Member  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
Section 14.3.  Events of Cessation of Membership . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

                                                     ARTICLE XV

                                      DISSOLUTION, LIQUIDATION AND TERMINATION

Section 15.1.  No Dissolution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
Section 15.2.  Events Causing Dissolution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
Section 15.3.  Notice of Dissolution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
Section 15.4.  Liquidation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
Section 15.5.  Certain Restrictions on Liquidation Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
Section 15.6.  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
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                                  ARTICLE XVI

                                 MISCELLANEOUS



Section 16.1.  Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
Section 16.2.  Successors; Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
Section 16.3.  Governing Law; Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
Section 16.4.  Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
Section 16.5.  Power of Attorney . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
Section 16.6.  Exculpation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
Section 16.7.  Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
Section 16.8.  Additional Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
Section 16.9.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
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                              AMENDED AND RESTATED
                     LIMITED LIABILITY COMPANY AGREEMENT OF
                       AMERICAN GENERAL DELAWARE, L.L.C.


         This Amended and Restated Limited Liability Company Agreement of American General Delaware, L.L.C. (the "Company") is made as of May 24, 1995, among American General Corporation ("American General") and American General Delaware Management Corporation ("American General Manager"), as current Members (as defined below) of the Company and the Persons (as defined below) who become Members of the Company in accordance with the provisions hereof.


         WHEREAS, American General and American General Capital Services, Inc. ("AGCSI") have heretofore formed a limited liability company pursuant to the Delaware Limited Liability Company Act. 6 Del. C. Section 18-101, et seq., as amended from time to time (the "Delaware Act"), by filing a Certificate of Formation of the Company with the office of the Secretary of State of the State of Delaware on March 28, 1995, and entering into a Limited Liability Company Agreement of the Company dated as of March 28, 1995 (the "Original Limited Liability Company Agreement"); and

         WHEREAS, on April 20, 1995, American General Manager was admitted as a member of the Company; and

         WHEREAS, on April 20, 1995, AGCSI resigned as a Member of the Company and all of AGCSI's interest in the Company was redeemed and cancelled; and

         WHEREAS, on April 20, 1995, American General and American General Manager entered into the First Amendment to the Limited Liability Company Agreement; and

         WHEREAS, the Members desire to continue the Company as a limited liability company under the Delaware Act and to amend and restate the Original Limited Liability Company Agreement, as amended, in its entirety.

         NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby amend and restate the Original Limited Liability Company Agreement, as amended, in its entirety and agree as follows:

                                   ARTICLE I

                                 DEFINED TERMS


        SECTION 1.1. DEFINITIONS. The terms defined in this Article I shall, for the purposes of this Agreement, have the meanings herein specified.

                 "Additional Dividends" shall have the meaning, if any, set forth in the Preferred Securities Designation with respect to a series of Preferred Securities. Such term shall apply to a series of Preferred Securities only if and to the extent set forth in the related Preferred Securities Designation.

                 "Adjusted Capital Account" means the Capital Account established for a Member, as the same is specially computed to reflect the adjustments required or permitted by the Treasury Regulations under Section 704(b) of the Code to be taken into account in applying the second sentence of section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations.

                 "Affiliate" means with respect to a specified Person, any Person that directly or indirectly controls, is controlled by, or is under common control with, the specified Person. As used in this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

                 "Agreement" means this Amended and Restated Limited Liability Company Agreement of the Company, as amended, modified, supplemented or restated from time to time.

                 "American General Common Stock" means the Common Stock, par value $.50 per share, of American General.

                 "American General Preferred Stock" means the Preferred Stock, par value $1.50 per share, of American General.

                 "Capital Account" shall have the meaning set forth in
Section 4.5.

                 "Certificate" means the Certificate of Formation referred to in the first recital of this Agreement and any and all amendments thereto and restatements thereof filed on behalf of the Company with the office of the Secretary of State of the State of Delaware pursuant to the Delaware Act.

                 "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any corresponding federal tax statute enacted after the date of this Agreement. A reference to a specific section (Section) of the Code refers not only to such specific section but also to any corresponding provision of any federal tax statute enacted after the date of this Agreement, as such specific section or corresponding provision is in effect on the date of application of the provisions of this Agreement containing such reference.





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                 "Common Member" means a Member that holds one or more Common
Securities.

                 "Common Securities" means the Interests in the Company which represent common limited liability company interests in the Company and are described in this Agreement.

                 "Company Distribution Account" shall have the meaning set forth in Section 4.4 of this Agreement.

                 "Company Dividend Junior Securities" shall have the meaning set forth in Section 9.3 of this Agreement.

                 "Company Dividend Parity Securities" shall have the meaning set forth in Section 9.3 of this Agreement.

                 "Company Liquidation Parity Securities" shall have the meaning set forth in Section 15.5 of this Agreement.

                 "Covered Person" means the Managing Member, any Affiliate of the Managing Member or any officers, directors, managers, shareholders, partners, members, employees, representatives or agents of the Managing Member, or any employee or agent of the Company or its Affiliates.

                 "Debentures" means the Debentures evidencing the loans to American General from the Company of substantially all of the Proceeds of the issuances of Interests and related capital contributions.

                 "Dividend Payment Date" has the meaning set forth in
Section 9.1(c) of this Agreement.

                 "Eligible Investment Account" means either (a) a segregated account with an Eligible Institution or (b) a segregated trust account with the corporate trust department of a depository institution organized under the laws of the United States of America or any one of the states thereof or the District of Columbia (or any domestic branch of a foreign bank), having corporate trust powers and acting as trustee for funds deposited in such account, so long as any of the securities of such depository institution shall have a credit rating from each Rating Agency in one of its generic rating categories which signifies investment grade.

                 "Eligible Institution" means (a) the Fiscal Agent or (b) a depository institution organized under the laws of the United States of America or any one of the states thereof or the District of Columbia (or any domestic branch of a foreign bank), (1) (i) which has either (A) a long-term unsecured debt rating of AAA or better by S&P and Aaa or better by Moody's or (B) a short-term unsecured debt rating or a certificate of deposit rating of A-1+ or better by S&P and P-1 or better by Moody's and (ii) whose deposits are insured by the FDIC or (2) (i) the parent of which has a long-term or short-term unsecured debt rating which signifies investment grade and (ii) whose deposits are insured by the FDIC.

                 "Eligible Investments" mean book-entry securities, negotiable instruments, cash or securities represented by instruments in bearer or registered form which evidence:

                 (a) any security issued or guaranteed as to principal or interest by the United States, or by a person controlled or supervised by and acting as an instrumentality of the Government of the United States pursuant to authority granted by the Congress of the United States, or any certificate of deposit for any of the foregoing;

                 (b) commercial paper having, at the time of the investment or contractual commitment to invest therein, a rating from each of S&P, Moody's and, if rated by Fitch, Fitch in the highest investment rating category granted thereby and having a maturity not in excess of nine months;

                 (c) demand deposits, time deposits and certificates of deposit which are fully insured by the FDIC;


                 (d) repurchase obligations with respect to any security that is a direct obligation of, or fully guaranteed by, the Government of the United States of America or any agency or instrumentality thereof, the obligations of which are backed by the full faith and credit of the United States of America, in either case entered into with a depository institution or trust company which is an Eligible Institution and the deposits of which are insured by the FDIC; and


                 (e) any other security which is identified as a permitted investment of a finance subsidiary pursuant to Rule 3a-5 under the Investment Company Act of 1940, as amended, at the time it is acquired by the Company.

                 "FDIC" means the Federal Deposit Insurance Corporation or any successor thereto.

                 "Fiscal Period" means a calendar month.

                 "Fitch" means Fitch Investors Service, Inc. or any successor thereto.

                 "Guarantee" means the Guarantee Agreement to be entered into by American General for the benefit of the Preferred Members, as amended from time to time.

                 "Indemnified Person" means each Common Member, any Affiliate of such Common Member or any officers, directors, managers, shareholders, partners, members, employees, representatives or agents of such Common Member, or any employee or agent of the Company or its Affiliates.





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                 "Indenture" means the Indenture dated as of May 15, 1995,
between American General and Chemical Bank, as trustee, pursuant to which the Debentures will be issued, as amended, modified or supplemented from time to time.


                 "Interest" means a limited liability company interest in the Company, including the right of the holder thereof to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of a Member to comply with all of the terms and provisions of this Agreement.

                 "Liquidation Distribution" shall have the meaning set forth in
Section 15.5 of this Agreement.

                 "LP Act" means the Delaware Revised Uniform Limited Partnership Act. 6 Del C. Section 17-101, et seq., as amended from time to time.

                 "Majority [Or Other Stated Percentage] in Liquidation Preference" means Preferred Members who are the record owners of Preferred Securities whose aggregate liquidation preferences represent more than 50% or not less than such stated percentage of the aggregate liquidation preference of all Preferred Securities of any particular series or all series, as the context requires, then outstanding.

                 "Managing Member" means American General Manager, in its capacity as the manager of the Company and as a Member that holds Common Securities.

                 "Member" means any Person that holds an Interest in the Company and is admitted as a member of the Company pursuant to the provisions of this Agreement, in its capacity as a member of the Company. For purposes of the Delaware Act, the Common Members and the Preferred Members shall constitute separate classes or groups of Members.

                 "Moody's" means Moody's Investors Service, Inc. or any successor thereto.

                 "Net Income" and "Net Loss", respectively, for any Fiscal Period means the income and loss, respectively, of the Company for such Fiscal Period as determined in accordance with the method of accounting followed by the Company for federal income tax purposes, including, for all purposes, any tax-exempt income and any expenditures of the Company which are described in
Section 705(a)(2)(B) of the Code (or treated as so described under Section 1.704-1(b)(2)(iv)(i) of the Treasury Regulations); provided, however, that any item allocated under Section 4.7 shall be excluded from the computation of Net Income and Net Loss.

                 "Person" means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, or other legal entity or organization.





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
                 "Preferred Certificate" means a certificate evidencing the Preferred Securities held by a Preferred Member.

                 "Preferred Member" means a Member that holds one or more Preferred Securities.

                 "Preferred Securities" means the Interests which represent preferred limited liability company interests in the Company and are described in this Agreement.

                 "Preferred Securities Designation" means any written action of the Managing Member pursuant to Section 7.1(b) of this Agreement providing for the issue of a series of Preferred Securities.

                 "Rating Agencies" means Fitch, Moody's and S&P.

                 "S&P" means Standard & Poor's Ratings Group or any successor thereof.

                 "Tax Matters Partner" means the Managing Member designated as such in Section 11.1(b) of this Agreement.

                 "Third Party Creditors" shall have the meaning set forth in
Section 13.1 of this Agreement.

         SECTION 1.2. HEADINGS. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

                                   ARTICLE II

                  CONTINUATION AND TERM; ADMISSION OF MEMBERS

         SECTION 2.1.  CONTINUATION.

                 (a) The Members hereby agree to continue the Company as a limited liability company under and pursuant to the provisions of the Delaware Act and agree that the rights, duties and liabilities of the Members shall be as provided in the Delaware Act, except as otherwise provided herein.

                 (b)   Upon the execution of this Agreement, American
General and American General Manager shall continue to be Members and shall each be designated as a Common Member and shall together be the holders of all of the Common Securities.

                 (c) The Managing Member, as an authorized person within the meaning of the Delaware Act, shall execute, deliver and file any and all amendments to and restatements of the Certificate.





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
         SECTION 2.2. NAME. The name of the Company heretofore formed and continued hereby is American General Delaware, L.L.C. The business of the Company may be conducted upon compliance with all applicable laws under any other name designated by the Managing Member.

         SECTION 2.3. TERM. The term of the Company commenced on the date the Certificate was filed in the office of the Secretary of State of the State of Delaware and shall continue until December 31, 2050, unless dissolved before such date in accordance with the provisions of this Agreement.

         SECTION 2.4. REGISTERED AGENT AND OFFICE. The Company's registered agent and office in Delaware shall be The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. At any time, the Managing Member may designate another registered agent and/or registered office.


         SECTION 2.5. PRINCIPAL PLACE OF BUSINESS. The principal place of business of the Company shall be at 2099 South Dupont Avenue, Dover, Delaware 19901. The Managing Member may change the location of the Company's principal place of business.

         SECTION 2.6. QUALIFICATION IN OTHER JURISDICTIONS. The Managing Member shall cause the Company to be qualified, formed or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company conducts business and in which such qualification, formation or registration is required by law or deemed advisable by the Managing Member. The Managing Member, as an authorized person within the meaning of the Delaware Act, shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

         SECTION 2.7.  ADMISSION OF MEMBERS.

                 (a) Subject to Section 2.1(b) of this Agreement, a Person shall be admitted as a Member and shall become bound by the terms of this Agreement, without execution of this Agreement, if such Person (or a representative authorized by such Person orally, in writing or by other action such as payment for an Interest) complies with the conditions for becoming a Member as set forth in Section 2.7(b) and requests (which request shall be deemed to have been made upon acquisition of an Interest directly from the Company or upon an assignment of an Interest from another Person) that the records of the Company reflect such admission. The Company shall be promptly notified of any assignment of an Interest.

                 The Company will reflect the admission of a Member in the records of the Company as soon as is reasonably practicable after either of the following events: (i) in the case of a Person acquiring an Interest directly from the Company, at the time of payment therefor, and (ii) in the case of an assignment, upon notification thereof (the Company being entitled to assume, in the absence of knowledge to the contrary, that proper payment has been made by the assignee).

                 (b) Subject to the restrictions on transfer of Common Securities set forth in Sections 7.1(e) and 14.1 of this Agreement, whether acquiring an Interest directly from the Company or by assignment, a Person shall be admitted as a Member upon the acquisition or assignment, as the case may be, of such Interest and the reflection of such Person's admission as a Member on the registration books maintained by or on behalf of the Company. The consent of any other Member shall not be required for the admission of a Member.


         SECTION 2.8. MERGER, CONSOLIDATION, ETC. OF THE COMPANY. The Company may not consolidate with, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any Person, except with the prior approval of Preferred Members holding not less than 66-2/3% in Liquidation Preference of the Preferred Securities of each series or except as set forth in this Section 2.8. The Company may, without the consent of Preferred Members, consolidate with, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to, a limited liability company, limited partnership or trust organized as such under the laws of any state of the United States of America or the District of Columbia, provided that
(i) such successor entity either (x) expressly assumes all of the obligations of the Company under the Preferred Securities or (y) substitutes for the Preferred Securities of each series other securities having substantially the same terms as such Preferred Securities of each series (the "Successor Securities") so long as the Successor Securities rank, with respect to participation in the profits or assets of the successor entity, at least as high as the Preferred Securities of the related series rank with respect to payment of dividends and distribution of assets upon the liquidation, dissolution or winding-up of the Company, (ii) American General expressly acknowledges such successor entity as the holder of Debentures relating to such Preferred Securities and its obligations under the Guarantee with respect to the Successor Securities, (iii) such merger, consolidation, replacement, conveyance, transfer or lease does not cause the Preferred Securities or the Successor Securities, if any, to be delisted (or, in the case of any Successor Securities, to fail to be listed) by any national securities exchange or other organization on which such Preferred Securities are then listed, (iv) such merger, consolidation, replacement, conveyance, transfer or lease does not cause the Preferred Securities or Successor Securities, if any, to be downgraded by any "nationally recognized statistical rating organization," as that term is defined by the Securities and Exchange Commission for purposes of Rule 436(g)(2) under the Securities Act of 1933, as amended, (v) such merger, consolidation, replacement, conveyance, transfer or lease does not adversely affect the powers, preferences and other special rights of Preferred Members or the holders of the Successor Securities, if any, in any material respect (other than with respect to any dilution of the holders' interest in the new entity) and (vi) prior to such merger, consolidation, replacement, conveyance, transfer or lease, American General has received an opinion of nationally recognized independent legal counsel to the Company experienced in such matters to the effect that (x) such successor entity will be treated as a partnership or as a grantor trust, as appropriate, for federal income tax purposes, (y) following such merger, consolidation, replacement, conveyance, transfer or lease, American General and such successor entity will be in compliance with the Investment Company Act of 1940, as amended, without registering thereunder as an investment company and (z) such merger, consolidation, replacement, conveyance, transfer or lease will not adversely affect the limited liability of the Preferred Members or the holders of the Successor Securities, if any, or result in federal income tax liability to such Preferred Members or holders other than with respect to any fractional share interests converted into cash.

                                  ARTICLE III

                       PURPOSE AND POWERS OF THE COMPANY

         SECTION 3.1. PURPOSE AND POWERS. The purposes of the Company are (a) to issue Interests and to use substantially all of the proceeds from the issuance thereof and the related capital contributions to purchase Debentures from American General, (b) to invest, at all times, at least 1% of such proceeds and capital contributions in the Eligible Investment Account as provided herein and (c) except as otherwise limited herein, to enter into, make and perform all contracts and other undertakings, and to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose of the Company as set forth herein. The Company may not conduct any other business or operations except as contemplated by the preceding sentence.

                                   ARTICLE IV

              CAPITAL CONTRIBUTIONS, ALLOCATIONS AND DISTRIBUTIONS

         SECTION 4.1. FORM OF CONTRIBUTION. The contribution of a Member to the Company may, as determined by the Managing Member in its discretion, be in cash, a promissory note or other legal consideration.

         SECTION 4.2. CONTRIBUTIONS BY THE COMMON MEMBERS. The Common Members shall make such contributions to the Company, either in connection with the purchase of Common Securities or otherwise, so as to cause their Common Securities to be entitled to at least 21% of all interests in the capital, income, gain, loss, deduction and credit of the Company at all times.

         SECTION 4.3. CONTRIBUTIONS BY THE PREFERRED MEMBERS. The Preferred Members shall make contributions to the Company in accordance with the applicable terms of Section 7.1 of this Agreement. Preferred Members, in their capacity as Members of the Company, shall not be required to make any additional contributions to the Company and shall have no additional liability solely by reason of being Preferred Members in excess of their share of the Company's assets and undistributed profits (subject to their obligation to return distributions wrongfully distributed to them as required by applicable law).

         SECTION 4.4.  INVESTMENT OF CAPITAL CONTRIBUTIONS.

                 (a) The Managing Member shall establish and maintain in the name of the Company an Eligible Investment Account bearing a designation clearly indicating that the funds deposited therein are held for the benefit of the Company. The Managing Member shall deposit from the proceeds of the aggregate capital contributions received from the Members, upon their receipt thereof, an amount equal to at least 1% of such aggregate capital contributions into the Eligible Investment Account.


                 (b) Funds on deposit in the Eligible Investment Account shall be invested by the Managing Member; provided, however, it is understood and agreed that the Managing Member shall not be liable for any loss arising from such investment in Eligible Investments; provided, further, that none of the funds deposited in the Eligible Investment Account shall be invested in an Eligible Investment or Eligible Investments issued by American General or an Affiliate thereof for a period of five years following the Closing Date. All such Eligible Investments shall be held by the Managing Member for the benefit of the Company, provided, however, that on the day preceding each Dividend Payment Date all interest and other investment income (net of losses and investment expenses) on funds on deposit in the Eligible Investment Account shall be deposited into the account maintained by the Company for receipt of income on the Debentures (the "Company Distribution Account") and shall constitute a portion of the Company's Net Income eligible for distribution to the Members.


         SECTION 4.5. CAPITAL ACCOUNTS. An individual capital account (a "Capital Account") shall be established and maintained on the books of the Company for each Member in compliance with Treasury Regulation Sections 1.704-1(b)(2)(iv) and 1.704-2, as amended. Subject to the preceding sentence, each Capital Account will be increased by the amount of the capital contributions made by, and the Net Income allocated to, such Member and reduced by the amount of distributions made by the Company, and Net Losses allocated to the Member. In addition, a Member's Capital Account shall be increased or decreased, as the case may be, for any items specially allocated to such Member under Section 4.7 of this Agreement, and a Common Member's Capital Account shall be increased to the extent that such Common Member pays any costs or expenses of the Company directly out of such Common Member's own funds.

         SECTION 4.6. GENERAL ALLOCATIONS. After giving effect to the special allocations set forth in Section 4.7 of this Agreement:


                 (a) The Company's Net Income for each Fiscal Period shall be allocated, as of the close of business for such Fiscal Period, as follows:

                       (i) First, to each Preferred Member, in an amount equal to the excess of (x) the amount of all Dividends (including Additional Dividends) accrued on such Preferred Member's Preferred Securities from the issuance of such Preferred Securities through the close of business for such Fiscal Period, over (y) the amount of Net Income allocated to such Preferred Member (and his predecessors in interest) in respect of such Preferred Securities pursuant to this Section 4.6(a)(i) (and amounts, if any, allocated pursuant to Section 4.7(j) of this Agreement) for all prior Fiscal Periods.


                       (ii)    Second, to each Preferred Member, in an
                 amount equal to the excess of (x) the amount of all Net Losses allocated to such Preferred Member from the date of issuance of such Preferred Member's Preferred Securities through the close of business for such Fiscal Period pursuant to Section 4.6(b)(ii) over (y) the amount of Net Income allocated to such Preferred Member (and his predecessors in interest) in respect of such Preferred Securities pursuant to this Section 4.6(a)(ii) for all prior Fiscal Periods.

                       (iii) Any remaining Net Income shall be allocated to the Common Members, and shared among them in the ratio in which the Common Members have made contributions to the Company pursuant to Section 4.2 of this Agreement.


                 (b) The Company's Net Loss for each Fiscal Period shall be allocated, as of the close of business for such Fiscal Period, as follows:


                       (i) First, to the Common Members (in the ratio in which the Common Members have made contributions to the Company pursuant to Section 4.2 of this Agreement) until the balance of each Common Member's Adjusted Capital Account is reduced to zero.

                       (ii) Second, to the Preferred Members (in proportion to their respective aggregate Adjusted Capital Account balances) until their Adjusted Capital Account balances are reduced to zero.

                       (iii) Any remaining Net Loss shall be allocated to the Common Members and shared among them in the ratio in which the Common Members have made contributions to the Company pursuant to Section 4.2 of this Agreement.

                 (c) The Managing Member may make such changes to the allocations in Sections 4.6(a) and 4.6(b) as it deems reasonably necessary so that, immediately prior to the Company's liquidation (or the exchange of Preferred Securities for a portion of the Debentures), the positive balances in the Capital Accounts of the Preferred Members shall, to the maximum extent possible, equal their respective Liquidation Distributions.

         SECTION 4.7.  SPECIAL ALLOCATIONS.

                 (a) If a Preferred Member delivers a Notice of Conversion to the Conversion Agent pursuant to the appropriate Preferred Securities Designation, which instructs the Conversion Agent to exchange Preferred Securities of a series for a portion of the Debentures of the related series held by the Company and to immediately thereafter convert such Debentures into American General Common Stock, such Preferred Member shall be allocated any interest income (including original issue discount) accruing on a daily basis on the Debentures so converted until the date of such conversion, but only to the extent such interest income was not previously allocated to the Members in a prior Fiscal Period under Section 4.6 of this Agreement or this Section 4.7.

                 (b) If the Conversion Agent exchanges all of the Preferred Securities of a series for a portion of the Debentures of the related series held by the Company and immediately thereafter exchanges such Debentures for American General Preferred Stock of the related series, pursuant to the appropriate Preferred Securities Designation, the Preferred Members of such series shall be allocated (in proportion to the liquidation preferences of such Preferred Securities held by each such Preferred Member) any interest income (including original issue discount) accruing on a daily basis on the Debentures so exchanged until the date of such exchange, but only to the extent such interest income was not previously allocated to the Members in prior Fiscal Periods under Section 4.6 of this Agreement or this Section 4.7.

                 (c) If the Conversion Agent exchanges all of the Preferred Securities of any series for a portion of the Debentures of the related series held by the Company and distributes such Debentures to the Preferred Members pursuant to the appropriate Preferred Securities Designation, such Preferred Members shall be allocated (in proportion to the liquidation preferences of such Preferred Securities held by each such Preferred Member) any interest income (including original issue discount) accruing on a daily basis on the Debentures so distributed until the date of such distribution, but only to the extent such interest income was not previously allocated to the Members in prior Fiscal Periods under Section 4.6 of this Agreement or this Section 4.7.

                 (d) If the Company receives a prepayment premium upon a prepayment of some or all of the Debentures of any series, income, gain or loss recognized by the Company from such prepayment shall be allocated to the Preferred Members whose related Preferred Securities are redeemed pursuant to the appropriate Preferred Securities Designation as a result of such prepayment (in proportion to the liquidation preferences of such Preferred Securities held by each such Preferred Member).

                 (e)   If the Company is deemed to receive a dividend under
         Section 305(c) of the Code with respect to any series of Debentures, the Preferred Members holding Preferred Securities of the related series shall be allocated (in proportion to the liquidation preferences of such Preferred Securities held by each such Preferred Member) that portion of such dividend income which is allocable to the portion of such series of Debentures having an aggregate principal amount equal to the aggregate liquidation preference of such Preferred Securities; the balance of such dividend income shall be allocated to the Common Members and shared among them in the ratio in which the Common Members have made contributions to the Company pursuant to
         Section 4.2 of this Agreement in connection with such Preferred Securities.

                 (f) All items of loss and deduction in respect of expenses incurred by or on behalf of the Company and paid by a Common Member (or out of such Common Member's share of distributions) shall be allocated entirely to the Common Member which pays such expenses.

                 (g) For purposes of determining the Net Income, Net Loss or any other items allocable to any Fiscal Period, Net Income, Net Loss and any such other items shall be determined on a daily, monthly or other basis, as determined by the Managing Member using any method that is permissible under Section 706 of the Code and the Treasury Regulations promulgated thereunder. Unless otherwise specified, such Net Income, Net Loss or other items shall be determined for each Fiscal Period.

                 (h) Notwithstanding anything to the contrary that may be expressed or implied in this Article IV, the interest of the Common Members, in the aggregate, in each item of income, gain, loss, deduction and credit will be equal to at least (i) at any time that aggregate capital contributions to the Company are equal to or less than $50,000,000, 1% of each such item and (ii) at any time that aggregate capital contributions to the Company are greater than $50,000,000, at least 1% multiplied by a fraction (not exceeding one and not less than 0.2), the numerator of which is $50,000,000 and the denominator of which is the lesser of the aggregate balances of the Capital Accounts of all Members at such time and the aggregate capital contributions to the Company of all Members at such time.

                 (i)   The Members intend that the allocations under Section
         4.6 of this Agreement and this Section 4.7 conform to Treasury Regulations Sections 1.704-1(b) and 1.704-2 (including, without limitation and to the extent applicable, the minimum gain chargeback, chargeback of partner nonrecourse debt minimum gain, qualified income offset and partner nonrecourse debt provisions of such Treasury Regulations), and the Managing Member shall make such allocations under this Section 4.7, or such changes in the allocations under
         Section 4.6 of this Agreement, as it believes are reasonably necessary to meet all applicable requirements of such Treasury Regulations.

                 (j) In the event that, for any Fiscal Period, the Company is required to recognize income in respect of original issue discount on a series of Debentures in excess of the aggregate Dividends (including Additional Dividends) accrued for such Fiscal Period in respect of the related series of Preferred Securities, such excess income shall be allocated to the Members in the same ratio as Net Income is allocated under Section 4.6 (a) of this Agreement.

         SECTION 4.8. ALLOCATIONS FOR INCOME TAX PURPOSES. The income, gains, losses, deductions and credits of the Company shall be allocated in the same manner as the items entering into the computation of Net Income and Net Loss are allocated under Section 4.6 of this Agreement or as such items are otherwise allocated under Section 4.7 of this Agreement; provided, however, that solely for federal, state and local income and franchise tax purposes, but not for book or Capital Account purposes, income, gain, loss and deductions with respect to any property properly carried on the Company's books at a value other than the tax basis of such property shall be allocated in a manner determined in the Managing Member's discretion, so as to take into account (consistently with the principles of Section 704(c) of the Code) the difference between such property's book value and its tax basis.

         SECTION 4.9. WITHHOLDING. The Company shall comply with withholding requirements under federal, state and local law and shall remit amounts withheld to and file required forms with applicable jurisdictions. To the extent that the Company is required to withhold and pay over any amounts to any authority with respect to distributions or allocations to any Member, the amount withheld shall be deemed to be a distribution in the amount of the withholding to the Member. In the event of any claimed over-withholding, Members shall be limited to an action against the applicable jurisdiction. If the amount withheld was not withheld from actual distributions, the Company may reduce subsequent distributions by the amount of such withholding. Each Member agrees to furnish the Company with such representations and forms as shall reasonably be requested by the Company to assist it in determining the extent of, and in fulfilling, its withholding obligations.

         SECTION 4.10. ALLOCATION OF DISTRIBUTIONS. The distributions of the Company shall, subject to the applicable terms of Sections 7.1, 9.1, 9.2, 9.3,
15.4 and 15.5 of this Agreement and of any series of Preferred Securities (including the preferential allocation of distributions, if any), be allocated entirely to the Common Members.

         SECTION 4.11. INTERESTS AS PERSONAL PROPERTY. Each Member hereby agrees that its Interest shall for all purposes be personal property. A Member has no interest in specific Company property.

                                   ARTICLE V

                                    MEMBERS

         SECTION 5.1. POWERS OF MEMBERS. The Members shall have the power to exercise any and all rights or powers granted to the Members pursuant to the express terms of this Agreement.

         SECTION 5.2. PARTITION. Each Member waives any and all rights that it may have to maintain an action for partition of the Company's property.

         SECTION 5.3. RESIGNATION. The Common Members shall have no right to resign from the Company. Any other Member may resign from the Company prior to the liquidation, dissolution and winding up of the Company only upon the assignment of its Interest (including any redemption, repurchase, exchange or other acquisition by the Company of such Interest) in accordance with the provisions of this Agreement. A resigning Member shall not be entitled to receive any distribution and shall not otherwise be entitled to receive the fair value of its Interest except as otherwise expressly provided for in this Agreement.

                                   ARTICLE VI

                                   MANAGEMENT

         SECTION 6.1. MANAGEMENT OF THE COMPANY. Except as otherwise provided herein, the business and affairs of the Company shall be managed, and all actions required under this Agreement shall be determined, solely and exclusively by the Managing Member, which shall have all rights and powers on behalf and in the name of the Company to perform all acts necessary and desirable to the objects and purposes of the Company. Without limiting the generality of the foregoing, the Managing Member, in its capacity as a Common Member and not by virtue of any delegation of management power from any Member, shall have the power on behalf of the Company to:

                 (a) authorize and engage in transactions and dealings on behalf of the Company, including transactions and dealings with any Member (including any Common Member) or any Affiliate of any Member;

                 (b) call meetings of Members or any class or series thereof;

                 (c) issue Interests, including Common Securities, Preferred Securities and classes and series thereof, in accordance with this Agreement;

                 (d)   pay all expenses incurred in forming the Company;

                 (e) lend money, with or without security, to American General or any Affiliate thereof;

                 (f) determine and make distributions (hereinafter sometimes referred to as "dividends"), in cash or otherwise, on Interests, in accordance with the provisions of this Agreement, the Delaware Act and, if applicable, each Preferred Securities Designation;

                 (g) establish a record date with respect to all actions to be taken hereunder that require a record date to be established, including with respect to allocations, dividends and voting rights;

                 (h) establish or set aside in their discretion any reserve or reserves for contingencies and for any other proper Company purpose;

                 (i) redeem, repurchase or exchange, on behalf of the Company, Interests which may be so redeemed, repurchased or exchanged;

                 (j) appoint (and dismiss from appointment) attorneys and agents on behalf of the Company, and employ (and dismiss from employment) any and all persons providing legal, accounting or financial services to the Company, or such other employees or agents as the Managing Member deems necessary or desirable for the management and operation of the Company, including, without limitation, any Member (including any Common Member) or any Affiliate of any Member;

                 (k) incur and pay all expenses and obligations incident to the operation and management of the Company, including, without limitation, the services referred to in the preceding paragraph, taxes, interest, travel, rent, insurance, supplies, salaries and wages of the Company's employees and agents;

                 (l) acquire and enter into any contract of insurance necessary or desirable for the protection or conservation of the Company and its assets or otherwise in the interest of the Company as the Managing Member shall determine;

                 (m) open accounts and deposit, maintain and withdraw funds in the name of the Company in banks, savings and loan associations, brokerage firms or other financial institutions;

                 (n) effect a dissolution of the Company and act as liquidating trustee or the Person winding up the Company's affairs, all in accordance with the provisions of this Agreement, the Delaware Act and, if applicable, each Preferred Securities Designation;

                 (o) bring and defend on behalf of the Company actions and proceedings at law or equity before any court or governmental, administrative or other regulatory agency, body or commission or otherwise;

                 (p) prepare and cause to be prepared reports, statements and other relevant information for distribution to Members as may be required or determined to be necessary or desirable by the Managing Member from time to time;

                 (q) prepare and file all necessary returns and statements and pay all taxes, assessments and other impositions applicable to the assets of the Company; and

                 (r) execute all other documents or instruments, perform all duties and powers and do all things for and on behalf of the Company in all matters necessary or desirable or incidental to the foregoing.


                 The Managing Member is authorized and directed to conduct its affairs and to operate the Company in such a way that the Company will not be deemed to be an "investment company" required to be registered under the Investment Company Act of 1940, as amended, or taxed as a corporation for federal income tax purposes and so that each series of Debentures related to a series of Preferred Securities will be treated as indebtedness of American General for federal income tax purposes. In this connection, the Managing Member is authorized to take any action not inconsistent with applicable law, this Agreement and the applicable Preferred Securities Designation and that the Managing Member determines in its discretion to be necessary or desirable for such purposes.


                 The expression of any power or authority of the Managing Member in this Agreement shall not in any way limit or exclude any other power or authority which is not specifically or expressly set forth in this Agreement.

         SECTION 6.2. RELIANCE BY THIRD PARTIES. Persons dealing with the Company are entitled to rely conclusively upon the power and authority of the Managing Member herein set forth.

         SECTION 6.3. NO MANAGEMENT BY ANY PREFERRED MEMBERS OR AMERICAN GENERAL. Except as otherwise expressly provided herein, no Preferred Member shall take part in the day-to-day management, operation or control of the business and affairs of the Company. Neither the Preferred Members, in their capacity as Preferred Members of the Company, nor American General, in its capacity as a Common Member, shall be agents of the Company or have any right, power or authority to transact any business in the name of the Company or to act for or on behalf of or to bind the Company.


         SECTION 6.4. PREFERRED MEMBERS MAY APPOINT A TRUSTEE. Subject to the terms and conditions set forth in Section 8.1(b) of this Agreement, the Preferred Members of each series of Preferred Securities shall have the right to appoint a trustee, and any trustee so appointed shall have the power to enforce the Company's rights under the Debentures of the related series against American General, enforce the obligations undertaken with respect to such Preferred Securities by American General under the Guarantee and, to the extent permitted by law, declare and pay dividends on such Preferred Securities to the extent funds of the Company are legally available therefor (but only in the event that the Company's failure to pay any dividends on such Preferred Securities is not a consequence of American General's right, if any, to extend the interest payment period on the related series of Debentures). Without limiting the powers of any trustee so appointed and for the avoidance of any doubt concerning the powers of such trustee, any such trustee, in its own name and as trustee of an express trust, may, subject to the applicable provisions of the Indenture, institute a proceeding, including, without limitation, any suit in equity, an action at law or other judicial or administrative proceeding, to enforce the Company's creditor rights directly against American General to the same extent as the Company and on behalf of the Company, and may prosecute such proceeding to judgment or final decree, and enforce the same against American General and, subject to any subordination provisions contained in the Indenture, collect, out of the property, wherever situated, of American General, the monies adjudged or decreed to be payable in the manner provided by law. The Managing Member agrees to execute and deliver such documents as may be necessary or appropriate for any such trustee to exercise such powers.


         SECTION 6.5. BUSINESS TRANSACTIONS OF THE MANAGING MEMBER WITH THE COMPANY. The Managing Member or its Affiliates may lend money to, borrow money from, act as surety, guarantor or endorser for, guarantee or assume one or more obligations of, provide collateral for, and transact other business with, the Company and, subject to applicable law, shall have the same rights and obligations with respect to any such matter as a Person who is not the Managing Member or an Affiliate thereof.

         SECTION 6.6. OUTSIDE BUSINESSES. Any Member or Affiliate thereof may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company, and the Company and the Members shall have no rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Company, shall not be deemed wrongful or improper. No Member or Affiliate thereof shall be obligated to present any particular investment opportunity to the Company even if such opportunity is of a character that, if presented to the Company, could be taken by the Company, and any Member or Affiliate thereof shall have the right to take for its own account (individually or as a partner or fiduciary) or to recommend to others any such particular investment opportunity.

                                   ARTICLE VII

                   COMMON SECURITIES AND PREFERRED SECURITIES

         SECTION 7.1. COMMON SECURITIES AND PREFERRED SECURITIES.

                 (a) The Interests in the Company shall initially be divided into two classes, Common Securities and Preferred Securities.

                 (b) The Preferred Securities may be issued from time to time in one or more series with such relative rights, powers, preferences, limitations and restrictions as may from time to time be established in a written action or actions of the Managing Member providing for the issue of such series of Preferred Securities as hereinafter provided.

Authority is hereby expressly granted to the Managing Member, subject to the provisions of this Agreement, to authorize the issue of one or more series of Preferred Securities and to establish each such series by a written action or actions (including without limitation an amendment of this Agreement) providing for the issue of such series:

                 (i) the number of Preferred Securities to constitute such series and the distinctive designation thereof;

                 (ii) whether the Preferred Securities of such series shall have voting rights in addition to those set forth in this Agreement or required by law and, if so, the terms of such voting rights;

                 (iii) the annual dividend rate (or method of calculation thereof), if any, on the Preferred Securities of such series, the conditions and dates upon which such dividends shall be payable and the ability of the Company, if any, to defer the dividend payment period for the Preferred Securities of such series, the dates from which such dividends shall accrue, the preference or relation, if other than pari passu, which such dividends have with respect to dividends payable on any other class or classes of Interests or on any other series of Preferred Securities, and whether such dividends shall be cumulative or noncumulative;

                 (iv) whether the Preferred Securities of such series shall be subject to redemption by the Company, and, if made subject to redemption, the times and other terms and conditions of such redemption (including the mandatory or optional nature of such redemption, whether such redemption shall be in whole and/or in part, and the amount and kind of consideration to be received upon such redemption);

                 (v) the amount or amounts which shall be paid out of the assets of the Company to Preferred Members holding the Preferred Securities of such series upon voluntary or involuntary liquidation, dissolution or winding up of the Company, and any rights in addition to those set forth in this Agreement of the Preferred Members that hold Preferred Securities of such series upon the liquidation, dissolution or winding up of the Company;

                 (vi) whether or not the Preferred Securities of such series shall be subject to the operation of a retirement or sinking fund, and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the Preferred Securities of such series for retirement and the terms and provisions relative to the operation thereof;

                 (vii) whether or not the Preferred Securities of such series shall be convertible into, or exchangeable for, Interests of any other class or classes, or of any other series of Preferred Securities, or securities of any other kind, including those issued by the Managing Member, American General or any of its Affiliates, and if so convertible or exchangeable, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange, the method, if any, of adjusting the same and the terms of any right to terminate such conversion or exchange privilege;

                 (viii) any limitations and restrictions in addition to those set forth in this Agreement to be effective while any Preferred Securities of such series are outstanding upon the payment of dividends or other distributions on, and upon the purchase, redemption or other acquisition by the Company of, Common Securities or any other series of Preferred Securities;


                 (ix) any conditions or restrictions in addition to those set forth in this Agreement upon the issue of any additional Interests (including additional Preferred Securities of such series or Interests of any other series ranking pari passu with or senior to the Preferred Securities of such series as to the payment of dividends or distribution of assets on liquidation, dissolution or winding-up of the Company);


                 (x) the times, prices and other terms and conditions for the offering of the Preferred Securities of such series; and

                 (xi) any other relative rights, powers, preferences, limitations and restrictions as shall not be inconsistent with this
         Section 7.1.

                 In connection with the foregoing and without limiting the generality thereof, the Managing Member is hereby expressly authorized, without the vote or approval of any other Member, to take any action to create under the provisions of this Agreement a series of Preferred Securities that was not previously outstanding. Without the vote or approval of any other Member, the Managing Member may execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection with the issue from time to time of Preferred Securities in one or more series as shall be necessary, convenient or desirable to reflect the issue of such series. The Managing Member shall do all things it deems to be appropriate or necessary to comply with the Delaware Act and is authorized and directed to do all things it may deem to be necessary or permissible in connection with any future issuance, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any securities exchange.

                 Any action or actions taken by the Managing Member pursuant to the provisions of this paragraph (b) shall be deemed an amendment and supplement to and part of this Agreement.

                 (c) All Preferred Securities shall rank senior to the Common Securities in respect of the right to receive dividends and the right to receive payments out of the assets of the Company upon voluntary or involuntary liquidation, dissolution or winding up of the Company. All Preferred Securities redeemed, purchased or otherwise acquired by the Company (including Preferred Securities surrendered for conversion or exchange) shall be cancelled and thereupon restored to the status of authorized but unissued Preferred Securities undesignated as to series.

                 (d) No Member shall be entitled as a matter of right to subscribe for or purchase, or have any preemptive right with respect to, any part of any new or additional issue of Common Securities or Preferred Securities of any series whatsoever, or of securities convertible into any Common Securities or Preferred Securities of any series whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend.



                 (e) Common Securities shall not be evidenced by any certificate or other written instrument, but shall only be evidenced by this Agreement. Common Securities shall be non-assignable and non-transferable, and may only be issued to and held by American General (or a successor of American General in accordance with the provisions of the Guarantee) and American General Manager (or a successor of American General Manager pursuant to a merger or consolidation). Any transfer or purported transfer of any Common Security shall be null and void. Preferred Securities shall be freely assignable and transferable.



                 (f) Any Person purchasing Preferred Securities (i) shall be admitted to the Company as a Preferred Member upon compliance with Section 2.7 of this Agreement, and (ii) shall be deemed to have agreed to all of the terms of this Agreement and the relevant Preferred Securities Designation and all of the subordination and other terms and provisions of the Guarantee.


         SECTION 7.2. PERSONS DEEMED PREFERRED MEMBERS. The Company may treat the Person in whose name any Preferred Certificate shall be registered on the books and records of the Company as a Preferred Member and the sole holder of such Preferred Certificate for purposes of receiving dividends and for all other purposes whatsoever and, accordingly, shall not be bound to recognize any equitable or other claims to or interest in such Preferred Certificate on the part of any other Person, whether or not the Company shall have actual or other notice thereof.

                                  ARTICLE VIII

                               VOTING AND MEETINGS

         SECTION 8.1. VOTING RIGHTS OF HOLDERS OF PREFERRED SECURITIES.

                 (a) Except as shall be otherwise provided herein or in the Preferred Securities Designation for any series of Preferred Securities and except as otherwise required by the Delaware Act, the Preferred Members holding such Preferred Securities shall have, with respect to such Preferred Securities, no right or power to vote on any question or matter or in any proceeding or to be represented at, or to receive notice of, any meeting of Members.


                 (b) If (i) the Company fails to pay dividends in full (including any arrearages and Additional Dividends) on the Preferred Securities of any series for 18 consecutive monthly dividend periods; (ii) an Event of Default (as defined in the Indenture) occurs and is continuing with respect to a series of Debentures related to any series of

Preferred Securities; or (iii) American General is in default on any of its payment or other obligations under the Guarantee with respect to the Preferred Securities of any series, then the Preferred Members holding a Majority in Liquidation Preference of the outstanding Preferred Securities of such series will be entitled to appoint and authorize a trustee to enforce the Company's rights under the related series of Debentures against American General, enforce the obligations undertaken with respect to such Preferred Securities by American General under the Guarantee and, to the extent permitted by law, declare and pay dividends on such Preferred Securities to the extent funds of the Company are legally available therefor (but only in the event that the Company's failure to pay any dividends on such Preferred Securities is not a consequence of American General's right, if any, to extend the interest payment period on the related series of Debentures). For purposes of determining whether the Company has failed to pay dividends in full for 18 consecutive monthly dividend periods, dividends shall be deemed to remain in arrears, notwithstanding any partial payments in respect thereof, until all accumulated and unpaid dividends (including any Additional Dividends) have been or contemporaneously are declared and paid with respect to all monthly dividend periods terminating on or prior to the date of payment of such full cumulative dividends. Not later than 30 calendar days after the right to appoint a trustee arises and upon not less than 15 calendar days' written notice by first class mail to the Preferred Members holding Preferred Securities of such series, the Managing Member will convene a meeting to elect such a trustee. If the Managing Member fails to convene such meeting within such 30-day period, the Preferred Members holding at least 10% in Liquidation Preference of the Preferred Securities of such series will be entitled to convene such meeting. In the event that, at such meeting, Preferred Members holding less than a Majority in Liquidation Preference vote for such appointment, no such trustee shall be appointed. Any trustee so appointed shall vacate office immediately, subject to the applicable terms of any Interests the holders of which were entitled to appoint such trustee, if the Company (or American General pursuant to the Guarantee) shall have paid in full all accumulated and unpaid dividends (including any Additional Dividends) on the Preferred Securities of such series or such Event of Default under the Indenture or such default under the Guarantee, as the case may be, shall have been cured. Notwithstanding the appointment of any such trustee, American General shall retain all rights and be subject to all obligations under the Indenture and as obligor under the Debentures of the related series, including any rights it may have to extend the interest payment period of such Debentures, and any such extension would not constitute an Event of Default under the Indenture with respect to such series of Debentures or enable a holder of Preferred Securities of the related series to require the payment of a dividend that has not theretofore been declared.


                 In furtherance of the foregoing, and without limiting the powers of any trustee so appointed and for the avoidance of any doubt concerning the powers of such trustee, any such trustee, in its own name and as trustee of an express trust for the benefit of the related Preferred Members, may, subject to the applicable provisions of the Indenture, institute a proceeding, including, without limitation, any suit in equity, an action at law or other judicial or administrative proceeding, to enforce the Company's creditor rights directly against American General to the same extent as the Company and on behalf of the Company, and may prosecute such proceeding to judgment or final decree, and enforce the same against American General and, subject to any subordination provisions contained in the Indenture, collect, out of the property, wherever situated, of American General the monies adjudged or decreed to be payable in the manner and to the extent provided by law.

                 So long as the Debentures of any series are held by the Company, the Managing Member shall not (i) at any time in which a trustee has been appointed pursuant to this Section 8.1(b), direct the time, method and place of conducting any proceeding for any remedy available to such trustee or the trustee under the Indenture with respect to such series of Debentures, or the exercise of any trust or power conferred on such trustee or the trustee under the Indenture with respect to such series of Debentures, (ii) waive compliance with, or any past default under, the Debentures of such series or the Indenture (to the extent that the holder of such Debentures is entitled to the benefits of the covenant or condition waived or breached), (iii) exercise any right to rescind or annul a declaration that the principal of the Debentures of such series shall be due and payable, (iv) consent to any amendment or modification of the Debentures of such series or of the Indenture without, in each case, obtaining the prior approval of the Preferred Members holding at least 66-2/3% in Liquidation Preference of the Preferred Securities of such series; provided, however, that where a waiver or consent to an amendment or modification of a Debenture or the Indenture would, under the Indenture, require the waiver or consent of each holder affected thereby, no such waiver or consent shall be given by the Managing Member without the prior consent of each Preferred Member holding Preferred Securities of such series. The Managing Member shall not revoke any action previously authorized or approved by a vote or the consent of Preferred Members holding Preferred Securities of such series, without the approval of Preferred Members holding at least 66-2/3% in Liquidation Preference of the Preferred Securities of such series (or, if such action required the approval of each such Preferred Member, then only with the approval of each such Preferred Member). The Managing Member shall notify all Preferred Members holding Preferred Securities of such series of any notice of default with respect to the Debentures of the related series received from the trustee under the Indenture.

                 (c) If any proposed amendment to this Agreement or the Preferred Securities Designation for any series of Preferred Securities provides for, or the Managing Member otherwise proposes to effect:

                          (i) any action that would materially adversely affect the powers, preferences or special rights of the Preferred Securities of such series, whether by way of amendment of this Agreement, such Preferred Securities Designation or otherwise (including, without limitation, the authorization or issuance of any Interests in the Company ranking, as to payment of dividends or distribution of assets upon liquidation, dissolution or winding up of the Company, senior to the Preferred Securities of such series),

                          (ii) the liquidation, dissolution or winding up of the Company (in any case other than in connection with the exchange of Preferred Securities of such series for other securities pursuant to the terms of such series of Preferred Securities), or

                          (iii) the commencement of any voluntary bankruptcy, insolvency, reorganization or other similar proceeding involving the Company, then the Preferred Members holding outstanding Preferred Securities of such series, together with, if any such amendment or action described in clause (i) above would materially adversely affect the powers, preferences or special rights of any Company Dividend Parity Securities or any Company Liquidation Parity Securities, the holders of such Company Dividend Parity Securities or such Company Liquidation Parity Securities, as the case may be, or, with respect to any such amendment or action described in clause (ii) or (iii) above, the holders of all Company Liquidation Parity Securities, will be entitled to vote together as a class on such resolution or action of the Managing Member (but not any other resolution or action) and such amendment or action shall not be effective except with the approval of the Preferred Members holding at least 66-2/3% of the aggregate liquidation preference of such outstanding securities; provided, however, that no such approval shall be required if the liquidation, dissolution or winding-up of the Company is proposed or initiated upon the occurrence of any of the events specified in Section 15.2(a) through (c) and
(e) through (f).


                 The powers, preferences or special rights of the Preferred Securities of any series will be deemed not to be adversely affected by the creation or issuance of, and no vote will be required for the creation or issuance of, any further Interests in the Company ranking junior to or pari passu with the Preferred Securities of such series with respect to voting rights or rights to payment of dividends or distribution of assets upon liquidation, dissolution or winding-up of the Company.

                 (d) Notwithstanding any provision to the contrary herein, the first sentence of Section 14.1 of this Agreement may only be amended with the consent of each Preferred Member; provided that, to the fullest extent permitted by applicable law, any such amendment shall not permit the Preferred Members to approve any transferee of Common Securities.


                 (e) Notwithstanding that Preferred Members holding Preferred Securities of any series are entitled to vote or consent under any of the circumstances described in this Agreement or the Preferred Securities Designation, any of the Preferred Securities of any series that are owned by American General or by any entity more than 50% of which is owned by American General, either directly or indirectly, shall not be entitled to vote or consent and shall, for the purposes of such vote or consent, be treated as if they were not outstanding.


         SECTION 8.2. VOTING RIGHTS OF HOLDERS OF COMMON SECURITIES. Except as otherwise provided herein or in the Preferred Securities Designation for any series of Preferred Securities and except as otherwise required by the Delaware Act, all voting rights of the Company shall be vested exclusively in the Common Members. The Common Securities shall entitle the Common Members to vote in proportion to their percentage ownership interest of Common Securities upon all matters upon which Common Members have the right to vote. All Common Members shall have the right to vote separately as a class on any matter on which the Common Members have the right to vote regardless of the voting rights of any other Member.

         SECTION 8.3. MEETINGS OF THE MEMBERS.

                 (a) Meetings of the Members of any class or series or of all classes or series of Interests may be called at any time by the Managing Member or as provided by any applicable Preferred Securities Designation. Except to the extent otherwise provided, the following provisions shall apply to meetings of Members.

                 (b) Members may vote in person or by proxy at such meeting. Whenever a vote, consent or approval of Members is permitted or required under this Agreement or any applicable Preferred Securities Designation, such vote, consent or approval may be given at a meeting of Members or by written consent.

                 (c) Each Member may authorize any Person to act for it by proxy on all matters in which a Member is entitled to vote, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Member or its attorney-in-fact and shall be revocable at the pleasure of the Member executing it at any time before it is voted.

                 (d) Each meeting of Members shall be conducted by the Managing Member or by such other Person that the Managing Member may designate.

                 (e) Any required approval of Preferred Members holding Preferred Securities of a series may be given at a separate meeting of such Preferred Members convened for such purpose or at a meeting of Members of the Company or pursuant to written consents. The Managing Member will cause a notice of any meeting at which Preferred Members holding Preferred Securities of a series are entitled to vote, or of any matter upon which action by written consent of such Preferred Members is to be taken, to be mailed to each Preferred Member holding Preferred Securities of such series. Each such notice will include a statement setting forth (i) the date of such meeting or the date by which such action is to be taken, (ii) a description of any matter on which such Preferred Members are entitled to vote or of such matter upon which written consent is sought and (iii) instructions for the delivery of proxies or consents.

                 (f) Subject to Section 8.3(e) and the applicable Preferred Securities Designation, the Managing Member, in its sole discretion, shall establish all other provisions relating to meetings of Members, including notice of the time, place or purpose of any meeting at which any matter is to be voted on by any Members, waiver of any such notice, action by consent without a meeting, the establishment of a record date, quorum requirements (but in no event higher than 66 2/3% in Liquidation Preference of the Preferred Securities of any series), voting in person or by proxy or any other matter with respect to the exercise of any such right to vote.

                                   ARTICLE IX

                                    DIVIDENDS

         SECTION 9.1. DIVIDENDS. (a) Preferred Members shall receive periodic dividends, if any, in accordance with the Preferred Securities Designation for the Preferred Securities of any particular series, as and when declared by the Managing Member, and Common Members shall receive periodic dividends, subject to
Section 9.3 of this Agreement, the applicable terms of any series of Preferred Securities and the provisions of the Delaware Act, as and when declared by the Managing Member, in its discretion out of funds of the Company legally available therefor.


                 (b) Dividends on the Preferred Securities shall be declared by the Managing Member in accordance with the applicable Preferred Securities Designation to the extent that the Managing Member reasonably anticipates that at the time of payment the Company will have, and must be paid by the Company to the extent that at the time of proposed payment it has, (i) funds legally available for the payment of such dividends and (ii) cash on hand sufficient to make such payments.


                 (c) A Preferred Member shall not be entitled to receive any dividend with respect to the Preferred Securities of any series, irrespective of whether such dividend has been declared by the Managing Member, prior to the date on which such dividend is payable (the "Dividend Payment Date") and until such time as the Company has received the interest payment on the Debentures of the related series for the interest payment date corresponding to such Divided Payment Date and such monies are available for distribution to the Preferred Member pursuant to the terms of this Agreement and the Delaware Act, and notwithstanding any provision of Section 18-606 of the Delaware Act to the contrary, until such time, a Preferred Member shall not have the status of a creditor of the Company, or the remedies available to a creditor of the Company.

         SECTION 9.2. LIMITATIONS ON DISTRIBUTIONS. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution (including a dividend) to any Member on account of its Interest if such distribution would violate Section 18-607 of the Delaware Act or other applicable law.

         SECTION 9.3. CERTAIN RESTRICTIONS ON THE PAYMENT OF DIVIDENDS. If accumulated dividends (including Additional Dividends) have not been paid in full on the Preferred Securities of any series then outstanding, the Company shall not:

                 (i) pay, or declare and set aside for payment, any dividends on the Preferred Securities of any other series or any other Interests in the Company ranking pari passu with the Preferred Securities of such series as to the payment of dividends ("Company Dividend Parity Securities"), unless the amount of any dividends declared on such Company Dividend Parity Securities is paid on such Company Dividend Parity Securities and the Preferred Securities of such series on a pro rata basis on the date such dividends are paid on such Company Dividend Parity Securities, so that the ratio of

                          (x) (A) the aggregate amount paid as dividends on the
                 Preferred Securities of such series to (B) the aggregate amount paid as dividends on the Company Dividend Parity Securities is the same as the ratio of

                          (y) (A) the aggregate amount of all accumulated
                 arrears of unpaid dividends on the Preferred Securities of such series to (B) the aggregate amount of all accumulated arrears of unpaid dividends on the Company Dividend Parity Securities;

                 (ii) pay, or declare and set aside for payment, any dividends on any Interests in the Company ranking junior to the Preferred Securities of such series as to the payment of dividends ("Company Dividend Junior Securities"); or


                 (iii) redeem, purchase or otherwise acquire any Company Dividend Parity Securities or Company Dividend Junior Securities (other than purchases or acquisitions resulting from the reclassification of such securities or the exchange or conversion of any Company Dividend Parity Security or Company Dividend Junior Security pursuant to the terms thereof or the purchase of fractional interests therein upon such conversion or exchange);


         until, in each case, such time as all accumulated and unpaid dividends (including Additional Dividends) on all of the Preferred Securities of such series shall have been paid in full or have been irrevocably set aside for payment in full for all dividend periods terminating on or prior to, in the case of clauses (i) and (ii), the date of such payment, and in the case of clause (iii), the date of such redemption, purchase or other acquisition.

                                    ARTICLE X

                                BOOKS AND RECORDS

         SECTION 10.1. BOOKS AND RECORDS; ACCOUNTING. The Managing
Member shall keep or cause to be kept at the address of the Managing Member (or at such other place as the Managing Member shall determine) true and full books and records regarding the status of the business and financial condition of the Company.

         SECTION 10.2. FISCAL YEAR. The fiscal year of the Company for federal income tax and accounting purposes shall, except as otherwise required in accordance with the Code, end on December 31 of each year.

         SECTION 10.3. LIMITATION ON ACCESS TO RECORDS. Notwithstanding any provision of this Agreement, the Managing Member may, to the maximum extent permitted by law, keep confidential from the Preferred Members any information the disclosure of which the

Managing Member reasonably believes is not in the best interest of the Company or could damage the Company or its business or which the Company or the Managing Member is required by law or by an agreement with any Person to keep confidential.

                                   ARTICLE XI

                                   TAX MATTERS

         SECTION 11.1. COMPANY TAX RETURNS. (a) The Managing Member shall cause to be prepared and timely filed all tax returns required to be filed for the Company. The Managing Member may, in its discretion, make or refrain from making any federal, state or local income or other tax elections for the Company that it deems necessary or advisable, including, without limitation, any election under Section 754 of the Code or any successor provision.

                 (b) The Managing Member is hereby designated as the Company's "Tax Matters Partner" under Code Section 6231(a)(7) and shall have all the powers and responsibilities of such position as provided in the Code. The Managing Member is specifically directed and authorized to take whatever steps the Managing Member, in its discretion, deems necessary or desirable to perfect such designation, including filing any forms or documents with the Internal Revenue Service and taking such other action as may from time to time be required under the regulations issued under the Code. Expenses incurred by the Tax Matters Partner, in its capacity as such, will be borne by the Company.

         SECTION 11.2. TAX REPORTS. The Managing Member shall, as promptly as practicable and in any event within 90 days after the end of each fiscal year, cause to be prepared and mailed to each Preferred Member of record federal income tax form K-1 and any other forms which are necessary or advisable.

         SECTION 11.3. TAXATION AS PARTNERSHIP. The Members recognize that the Company will be treated as a partnership for U.S. federal income tax purposes, and the Managing Member shall operate the Company in such a manner as will preserve its treatment as a partnership for U.S. federal income tax purposes.

                                   ARTICLE XII

                                    EXPENSES

         SECTION 12.1. EXPENSES. Except as otherwise provided in this Agreement, the Company shall be responsible for and shall pay all expenses out of funds of the Company determined by the Managing Member to be available for such purpose, provided that such expenses or obligations are those of the Company or are otherwise incurred by the Managing Member in connection with this Agreement, including, without limitation:

                 (a) all costs and expenses related to the business of the Company and all routine administrative expenses of the Company, including the maintenance of books and records of the Company, the preparation and dispatch to the Members of checks, financial reports, tax returns and notices required pursuant to this Agreement and the holding of any meetings of the Members;

                 (b) all expenses incurred in connection with any litigation involving the Company (including the cost of any investigation and preparation) and the amount of any judgment or settlement paid in connection therewith (other than expenses incurred by the Managing Member in connection with any litigation brought by or on behalf of any Member against the Managing Member);

                 (c) all expenses for indemnity or contribution payable by the Company to any Person;

                 (d) all expenses incurred in connection with the collection of amounts due to the Company from any Person;

                 (e) all expenses incurred in connection with the preparation of amendments to this Agreement; and

                 (f) all expenses incurred in connection with the liquidation, dissolution or winding-up of the Company.

                                  ARTICLE XIII

                                    LIABILITY

         SECTION 13.1. LIABILITY OF COMMON MEMBERS. Each Common Member, by acquiring its Interest and being admitted to the Company as a Common Member, shall be liable to the creditors of the Company (other than to Members holding other classes or series of Interests, in their capacity as Members) (hereinafter referred to individually as a "Third Party Creditor," and collectively as the "Third Party Creditors") to the same extent that a general partner of a limited partnership formed under the LP Act is liable under Section 17-403(b) of the LP Act to creditors of the limited partnership (other than the other partners in their capacity as partners), as if the Company were a limited partnership formed under the LP Act and the Common Members were general partners of the limited partnership. In furtherance but not in limitation of the generality of the foregoing, each Common Member is liable for any and all debts, obligations and other liabilities of the Company, whether arising under contract or by tort, statute, operation of law or otherwise, all of which shall be enforceable directly and absolutely against each Common Member by each Third Party Creditor.

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



         SECTION 13.2.  LIABILITY OF PREFERRED MEMBERS.

                 (a) Except as otherwise provided by the Delaware Act, (i) the debts, obligations and liabilities of the Company, whether arising by contract, tort, statute, operation of law or otherwise, shall be solely the debts, obligations and liabilities of the Company and, to the extent set forth in
Section 13.1. of this Agreement, the Common Members and (ii) no Preferred Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Preferred Member of the Company.

                 (b) A Preferred Member, in its capacity as such, shall have no liability in excess of (i) the amount of its capital contributions, (ii) its share of any assets and undistributed profits of the Company, (iii) any amounts required to be paid by such Preferred Member in the Preferred Securities Designation for the series of Preferred Securities held by such Preferred Member and (iv) the amount of any distributions wrongfully distributed to it.

                                   ARTICLE XIV

                             ASSIGNMENT OF INTERESTS


         SECTION 14.1. ASSIGNMENT OF INTERESTS. Notwithstanding anything to the contrary in this Agreement, after the date hereof Common Securities shall be non-assignable and non-transferable (other than pursuant to a merger or consolidation of a Common Member in accordance with Section 7(e)). Preferred Securities shall be freely assignable and transferable, subject to the provisions of Section 2.7 of this Agreement.


         SECTION 14.2. RIGHT OF ASSIGNEE TO BECOME A MEMBER. An assignee of a Preferred Security shall become a Preferred Member upon compliance with the provisions of Section 2.7 of this Agreement.

         SECTION 14.3. EVENTS OF CESSATION OF MEMBERSHIP. A Person shall cease to be a Member upon the lawful assignment of its Interests (including any redemption, exchange or other repurchase by the Company or the Common Members) or as otherwise provided herein.

                                   ARTICLE XV

                    DISSOLUTION, LIQUIDATION AND TERMINATION

         SECTION 15.1. NO DISSOLUTION. The Company shall not be dissolved by the admission of Members in accordance with the terms of this Agreement. Except as provided in Sections 15.2(b) and (c) of this Agreement, the death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member, or the occurrence of any other event which terminates the continued membership of a Member in the Company, shall not cause the

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



Company to be dissolved and its affairs wound up so long as the Company at all times has at least two Members. Upon the occurrence of any such event, the business of the Company shall be continued without dissolution.

         SECTION 15.2. EVENTS CAUSING DISSOLUTION. The Company shall be dissolved and its affairs shall be wound up upon the earliest to occur of any of the following events:

                 (a) the expiration of the term of the Company, as provided in
         Section 2.3 of this Agreement;

                 (b) a decree or order by a court having jurisdiction shall have been entered adjudging either of the Common Members a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of either of the Common Members under any applicable Federal or State bankruptcy or similar law, and such decree or order shall have continued undischarged and unstayed for a period of 90 days; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, trustee, assignee, sequestrator or similar official in bankruptcy or insolvency of either of the Common Members or of all or substantially all of its property, or for the winding-up or liquidation of its affairs, shall have been entered, and such decree or order shall have continued undischarged and unstayed for a period of 90 days; or either of the Common Members shall institute proceedings to be adjudicated a voluntary bankrupt, or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent seeking reorganization, arrangement, adjustment or composition under any applicable Federal or State bankruptcy or similar law, or shall consent to the filing of any such petition, or shall consent to the appointment of a receiver, liquidator, trustee, assignee, sequestrator or similar official in bankruptcy or insolvency of either of the Common Members or of all or substantially all of its property, or shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due and its willingness to be adjudged a bankrupt, or corporate action shall be taken by either of the Common Members in furtherance of any of the aforesaid purposes;

                 (c) the withdrawal, retirement, resignation, expulsion, dissolution, winding-up or liquidation of any Common Member or the occurrence of any other event that terminates the continued membership of any Common Member under the Delaware Act;

                 (d) the decision made by the Managing Member (subject to the voting rights of Members set forth in Section 8.1 of this Agreement) to dissolve the Company;

                 (e) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Delaware Act;

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


                 (f) the election of the Managing Member, in connection with or after the exchange of all series of Preferred Securities outstanding (in accordance with the Preferred Securities Designation for such series of Preferred Securities) for the corresponding portions of the related series of Debentures; or
                 (g) the written consent of all Members.


         SECTION 15.3. NOTICE OF DISSOLUTION. Upon the dissolution of the Company, the Managing Member shall promptly notify the Members of such dissolution.

         SECTION 15.4. LIQUIDATION. Upon dissolution of the Company, the Managing Member or, in the event that the dissolution is caused by an event described in Sections 15.2(b) and (c) and there is no Managing Member, a Person or Persons who may be approved by the Preferred Members holding a Majority in Liquidation Preference of the Preferred Securities, as liquidating trustees, shall immediately commence to wind-up the Company's affairs; provided, however, that a reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the satisfaction of liabilities to creditors so as to enable the Members to minimize the normal losses attendant upon a liquidation. The proceeds of liquidation shall be distributed, as realized, in the manner provided in Section 18-804 of the Delaware Act, subject to the Preferred Securities Designation for any series of Preferred Securities and Section 15.5 of this Agreement.


         SECTION 15.5. CERTAIN RESTRICTIONS ON LIQUIDATION PAYMENTS. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company other than in connection with or after the exchange of all series of Preferred Securities outstanding (in accordance with the Preferred Securities Designation for each such series of Preferred Securities) for the corresponding portions of the related series of Debentures, Preferred Members holding Preferred Securities of each series at the time outstanding will be entitled to receive out of the assets of the Company legally available for distribution to Members, after satisfaction of liabilities to creditors as required by the Delaware Act but before any distribution of assets is made to Common Members or Members holding any other class of Interests in the Company ranking junior to the Preferred Securities of such series as to the distribution of assets upon liquidation, dissolution or winding-up of the Company, but together with Preferred Members holding Preferred Securities of any other series or any other Interests in the Company then outstanding ranking pari passu with the Preferred Securities of such series as to the distribution of assets upon liquidation, dissolution or winding-up of the Company ("Company Liquidation Parity Securities"), an amount equal to the aggregate liquidation preference for Preferred Securities of such series as set forth in the applicable Preferred Securities Designation plus all accumulated and unpaid dividends (whether or not earned or declared), including any Additional Dividends, to the date of payment (the "Liquidation Distribution"). If, upon any such liquidation, dissolution or winding-up, the Liquidation Distributions can be paid only in part because the Company has insufficient assets available to pay in full the aggregate Liquidation Distributions and the aggregate maximum liquidation distributions on the Company Liquidation Parity Securities, then the amounts payable directly by the Company on the Preferred Securities of such series


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



and on such Company Liquidation Parity Securities shall be paid on a pro rata basis, so that the ratio of

                 (i) (x) the aggregate amount paid as Liquidation Distributions on the Preferred Securities of such series to (y) the aggregate amount paid as liquidation distributions on the Company Liquidation Parity Securities, is the same as the ratio of

                 (ii) (x) the aggregate Liquidation Distributions on the Preferred Securities of such series to (y) the aggregate maximum liquidation distributions on the Company Liquidation Parity Securities.

         SECTION 15.6. TERMINATION. The Company shall terminate when all of the assets of the Company have been distributed in the manner provided for in this Article XV, and the Certificate shall have been cancelled in the manner required by the Delaware Act.

                                   ARTICLE XVI

                                  MISCELLANEOUS

         SECTION 16.1. AMENDMENTS. Except as otherwise provided in this Agreement or by any applicable Preferred Securities Designation, this Agreement may be amended by, and only by, a written instrument executed by the Common Members.

         SECTION 16.2. SUCCESSORS; COUNTERPARTS. This Agreement (a) shall be binding as to the executors, administrators, estates, heirs and legal successors, or nominees or representatives, of the Members and (b) may be executed in several counterparts with the same effect as if the parties executing the several counterparts had all executed one counterpart. No person other than the Members and their respective executors, administrators, estates, heirs and legal successors, or their nominees or representatives, shall obtain any rights by virtue of this Agreement.

         SECTION 16.3. GOVERNING LAW; SEVERABILITY. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflict of laws thereof. In particular, this Agreement shall be construed to the maximum extent possible to comply with all of the terms and conditions of the Delaware Act. If, nevertheless, it shall be determined by a court of competent jurisdiction that any provisions or wording of this Agreement shall be invalid or unenforceable under the Delaware Act or other applicable law, such invalidity or unenforceability shall not invalidate the entire Agreement. In that case, this Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of applicable law, and, in the event such term or provisions cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable provisions. If it shall be determined by a court of competent jurisdiction that any provision relating to the distributions and allocations of the Company or to any fee payable by the Company is invalid or unenforceable, this Agreement shall be construed or interpreted so as (a) to make

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



it enforceable or valid and (b) to make the distributions and allocations as closely equivalent to those set forth in this Agreement as is permissible under applicable law.

         SECTION 16.4. FILINGS. Following the execution and delivery of this Agreement, the Managing Member shall promptly prepare any documents required to be filed and recorded under the Delaware Act, and the Managing Member shall promptly cause each such document to be filed and recorded in accordance with the Delaware Act and, to the extent required by local law, to be filed and recorded or notice thereof to be published in the appropriate place in each jurisdiction in which the Company may hereafter establish a place of business. The Managing Member shall also promptly cause to be filed, recorded and published such statements or other instruments required by any provision of any applicable law of the United States or any state or other jurisdiction which governs the conduct of its business from time to time.

         SECTION 16.5. POWER OF ATTORNEY. Each Preferred Member does hereby constitute and appoint the Managing Member as its true and lawful representative and attorney-in-fact, in its name, place and stead to make, execute, sign, deliver and file (a) any amendment of the Certificate required because of an amendment to this Agreement or in order to effectuate any change in the membership of the Company, (b) any amendment to this Agreement made in accordance with the terms hereof and (c) all such other instruments, documents and certificates which may from time to time be required by the laws of the United States of America, the State of Delaware or any other jurisdiction, or any political subdivision of agency thereof, to effectuate, implement and continue the valid and subsisting existence of the Company or to dissolve the Company or for any other purpose consistent with this Agreement and the transactions contemplated hereby.

         The power of attorney granted hereby is coupled with an interest and shall (a) survive and not be affected by the subsequent death, incapacity, disability, dissolution, termination or bankruptcy of the Preferred Member granting the same or the transfer of all or any portion of such Preferred Member's Interest and (b) extend to such Preferred Member's successors, assigns and legal representatives.

         SECTION 16.6. EXCULPATION. (a) No Covered Person shall be liable to the Company or any Member for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement.

         (b) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

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




         SECTION 16.7. INDEMNIFICATION. To the fullest extent permitted by applicable law, an Indemnified Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Indemnified Person by reason of any act or omission performed or omitted by such Indemnified Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Indemnified Person by this Agreement; provided, however, that any indemnity under this
Section 16.7 shall be provided out of and to the extent of Company assets only, and no Member shall have any personal liability on account thereof. The right of indemnification pursuant to this Section 16.7 shall include the right to be paid, in advance, or reimbursed by the Company for the reasonable expenses incurred by an Indemnified Person who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

         SECTION 16.8. ADDITIONAL DOCUMENTS. Each Preferred Member, upon the request of the Managing Member, agrees to perform all further acts and execute, acknowledge and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.

         SECTION 16.9. NOTICES. All notices provided for in this Agreement shall be in writing, duly signed by the party giving such notice, and shall be delivered, telecopied or mailed by registered or certified mail, as follows:

                          (i) If given to the Company, in care of the Managing Member at the Company's mailing address set forth below:

                          c/o American General Delaware Management Corporation 2099 South Dupont Avenue
                               Dover, Delaware 19901
                               Facsimile No.:  (302) 697-1017
                               Attention:   David C. Hughes
                                            Secretary


                          (ii) If given to any Member, at the address thereof
                 set forth on the registration books maintained by or on behalf of the Company.

Each such notice, request or other communication shall be effective (a) if given by telecopier, when transmitted to the number specified in such registration books and the appropriate confirmation is received, (b) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (c) if given by any other means, when delivered at the address specified in such registration books.

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
       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above stated.

                                       AMERICAN GENERAL CORPORATION

                                       By:
                                          ---------------------------
                                       Name:
                                            -------------------------
                                       Title:
                                             ------------------------

                                       AMERICAN GENERAL DELAWARE
                                        MANAGEMENT CORPORATION

                                       By:
                                          ---------------------------
                                       Name:
                                            -------------------------
                                       Title:
                                             ------------------------


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